                                            Exhibit 99.1

FOR IMMEDIATE RELEASE
McCORMICK REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER 2013 AND PROVIDES 2014 FINANCIAL OUTLOOK
SPARKS, MD, JANUARY 29, 2014 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported sales and profit results for the fourth quarter ended November 30, 2013 and provided a financial outlook for fiscal year 2014. Adjusted operating income and adjusted earnings per share exclude the impact of special charges and the loss on a voluntary pension settlement recorded in the fourth quarter.

•	McCormick grew fourth quarter sales 2% and reported earnings per share of $0.98. Adjusted earnings per share was $1.20, an 8% increase from $1.11 in 2012.

•
For the fiscal year, the company grew sales 3% and reported earnings per share of $2.91. Adjusted earnings per share of $3.13 rose 3% from $3.04 in 2012, despite a significant increase in retirement benefit expense. Cash flow from operations reached $465 million and the company returned a record $357 million to its shareholders through dividends and share repurchases.

•
In fiscal year 2014, the company expects to grow sales 3% to 5% and operating income 6% to 8% from $591 million of adjusted operating income in 2013. Earnings per share is projected to be in a $3.22 to $3.29 range, which includes the unfavorable impact of a significant increase in the 2014 tax rate when compared to the 2013 tax rate.

Chairman's Remarks
Alan D. Wilson, Chairman, President and CEO, commented, “During 2013, we achieved solid sales and profit growth in a number of key markets, completed a significant acquisition in China, delivered significant cost savings with our Comprehensive Continuous Improvement program and reported record cash flow. Employees throughout McCormick are fully engaged in our business and dedicated to our success. Looking ahead to 2014 and beyond, we are excited about our growth prospects as consumers around the world explore new flavors and drive demand. As a global leader in developing and delivering great flavor for all types of eating occasions, McCormick is well-positioned to meet this demand.
"Our fourth quarter performance varied across our portfolio of businesses. We grew consumer business sales and profit at or above our plans in a number of international markets, with particular strength in China. The recently acquired Wuhan Asia Pacific Condiments business exceeded our expectations with more than $30 million of sales, and we achieved a double-digit increase in base consumer business sales in China. In the U.S., the retail category for spices and seasonings maintained a solid mid-single digit growth rate in the fourth quarter. However, the category growth this period exceeded our branded sales performance. In 2014, we are responding to this competitive activity with increased brand marketing, accelerated innovation and improved agility to rapidly address marketplace challenges and pursue growth opportunities. Our industrial business had a strong finish to the year, with sales in local currency up 3% and an increase of more than 50% in adjusted operating income. For the total company, we grew adjusted operating income 7% and adjusted earnings per share 8% from the year-ago result. Our business generates significant cash and our cash flow from operations was especially high in the fourth quarter to end the year at a record $465 million. We are committed to returning a portion of cash to our shareholders and have increased our dividend in each of the past 28 years. Through McCormick's dividend payout and share repurchases, annual cash returned to shareholders reached $357 million in 2013, exceeding $300 million for the first time.
"Our outlook for increased sales and operating income in 2014 is based on our growth initiatives underway around the world. For our consumer business, we are driving sales with a robust pipeline of innovation and a significant increase in our brand marketing. We expect to increase industrial business sales and profit through new product development and support for the international expansion of our customers. Across both businesses, CCI cost savings will continue to fuel our growth and we expect 2014 to be another year of strong cash flow."
Fourth Quarter 2013 Results
McCormick’s fourth quarter sales rose 2% from the year-ago period. In local currency the increase was 3%. The acquisition of WAPC, completed in May 2013, contributed 3% to sales. Pricing actions, product innovation and brand marketing also contributed to the fourth quarter result, with increases in both the consumer and industrial business. However, these increases were largely offset by a shift in sales that lowered the fourth quarter growth rate by an estimated 3%. As previously reported, the company estimates that $30 million of consumer business sales in the U.S. shifted from the fourth quarter into the third quarter due to greater retailer response to its holiday display program and retailer purchases in advance of a price increase.
Operating income was $174 million in the fourth quarter. Fourth quarter adjusted operating income of $214 million in 2013 rose $14 million from the year-ago result of $200 million. Higher sales, CCI cost savings and a favorable mix of business contributed to this result. These increases to adjusted operating income were offset in part by a $7 million increase in brand marketing support, $5 million of higher retirement benefit expense and increased material costs.
Earnings per share was $0.98 in the fourth quarter. Adjusted earnings per share was $1.20. When compared to the fourth quarter of 2012, adjusted earnings per share rose 8%. This rate of growth was the result of higher adjusted operating income, lower interest expense and fewer shares outstanding.
Fiscal Year 2013 Results
For the fiscal year ended November 30, 2013, McCormick net sales were $4.1 billion, an increase of 3% from 2012, with about half of the increase due to the acquisition of WAPC. Product innovation, brand marketing support and pricing actions also contributed to higher sales. Each region of the consumer business - Americas, Europe, Middle East and Africa (EMEA) and Asia/Pacific - grew sales, with particular strength in China. For the industrial business, higher sales were led by the EMEA and Asia/Pacific regions. A slight decline in the Americas related to a period of weak demand from quick service restaurants. Across both business segments, the percentage of sales in emerging markets reached 15% in 2013, compared to 10% in 2011.

Operating income was $551 million. Adjusted operating income was $591 million in 2013 and compared to $578 million in 2012. The favorable impact of higher sales and CCI cost savings, were offset in part by a $20 million increase in retirement benefit expense, a $10 million increase in brand marketing support and higher material costs.

Earnings per share for the fiscal year was $2.91. Adjusted earnings per share was $3.13 and compared to $3.04 earnings per share in 2012, with the increase due to higher adjusted operating income, increased income from unconsolidated operations and fewer shares outstanding.
The company reported $465 million in net cash flow from operating activities in 2013, compared to $455 million in 2012. While pension plan contributions were lower in 2013 than 2012, inventory rose as a result of strategic raw material purchases and higher material costs. Following its acquisition of WAPC in mid-2013, by fiscal year-end the company had returned to a debt level that approached its target. In the fourth quarter, McCormick completed a $400 million share repurchase program authorized in June 2010 and began to repurchase shares under a new $400 million authorization approved April 2013. For fiscal year 2013, the company returned $357 million of cash to shareholders through dividends and share repurchases, an increase of 20% from $297 million in 2012.
2014 Financial Outlook
McCormick expects further growth in consumer demand for flavor. Through 2016, Euromonitor International projects that global retail sales for the herbs and spices and recipe mixes categories will increase at a 2% to 3% compound annual growth rate. These are McCormick's two largest consumer business growth platforms and the company expects to participate in this growth through initiatives driving innovation, brand marketing and acquisitions. The company expects to grow industrial sales as well, through innovation and expanded distribution.
Based on this outlook, in 2014 the company expects to grow sales in a 3% to 5% range driven by higher volume, pricing and the incremental impact of the WAPC acquisition in the first half of the year. Operating income is projected to grow 6% to 8% from $591 million adjusted operating income in 2013. CCI projects for 2014 are underway and the company anticipates cost savings of at least $45 million. Plans are in place to invest at least $25 million in increased brand marketing support to drive sales of new products as well as core items. The company expects to record $2 million of special charges in 2014.
McCormick projects 2014 earnings per share to be in the range of $3.22 to $3.29, an increase of 3% to 5% from adjusted earnings per share of $3.13 in 2013. Higher sales, a more favorable mix of business and CCI cost savings are expected to drive profit growth in 2014. The company anticipates that these increases will be offset in part by the effect of a higher tax rate and an estimated $0.01 of special charges, which together have an unfavorable impact of 5% to 6% on the 2014 earnings per share growth rate. The projected increase in the tax rate is due to the discontinuation of the R&D tax credit, a tax law change in France and the expected mix of income across tax jurisdictions. In addition, the tax rate in 2013 included $3.9 million of favorable discrete tax items.
In the first quarter of 2014, the company expects earnings per share to be comparable to $0.57 in the first quarter of 2013, primarily as a result of a planned increase of at least $7 million in brand marketing support and a higher tax rate, as well as a lower rate of growth in its U.S. businesses in the first part of the fiscal year.

Business Segment Results
Consumer Business

(in millions)	Three months ended		Twelve months ended
	11/30/2013	11/30/2012	11/30/2013	11/30/2012
Net sales	$764.9	$744.1	$2,538.0	$2,415.3
Operating income	146.1	177.2	440.0	456.1
Operating income, excluding special charges and loss on voluntary pension settlement	178.4	177.2	472.3	456.1
Consumer business sales rose 3% when compared to the fourth quarter of 2012, as a result of the WAPC acquisition and pricing. These increases were offset in part by the impact of a shift in sales in the Americas region. The impact of currency was minimal.

•
Consumer sales in the Americas declined 4%, and in local currency the decrease was 3%. As the company reported in its third quarter 2013 results, an estimated $30 million in sales shifted from the fourth quarter to the third quarter. This shift had an unfavorable year-on-year impact of approximately 5% on the growth rate for consumer sales in the Americas and was attributed to greater retailer response in the U.S. to a holiday display program and retailer purchases in advance of a price increase that went into effect in the fourth quarter. An underlying year-on-year sales increase of 2% in the fourth quarter of 2013 was largely the result of pricing actions and higher sales of recipe mixes and grilling items. For the fiscal year, the company grew 2013 consumer business sales in the Americas 3% in local currency, primarily due to higher volume and product mix.

•
Consumer sales in EMEA grew 6% and in local currency the increase was 2%. Both the U.K. and France contributed to this growth through product innovation, marketing programs and new distribution. While still a small part of total EMEA consumer results, sales in Russia also rose in the fourth quarter and as a result of expanded distribution in 2013, McCormick gained a leading category share of the spice and seasonings category in this emerging market.

•
Fourth quarter sales in the Asia/Pacific region rose 66%. In local currency, sales grew 73% with WAPC contributing 68% to the increase. Sales of the company's base business in China grew at a double-digit rate with new products, expanded distribution and increased marketing.

Adjusted operating income of $178 million for the consumer business was comparable to the fourth quarter of 2012. The favorable impact of higher sales and CCI cost savings, were offset this period by an increase in brand marketing support, increased retirement benefit expense and higher material costs.
Industrial Business

(in millions)	Three months ended		Twelve months ended
	11/30/2013	11/30/2012	11/30/2013	11/30/2012
Net sales	$405.2	$401.7	$1,585.4	$1,598.9
Operating income	28.0	23.0	110.5	122.2
Operating income, excluding special charges and loss on voluntary pension settlement	36.0	23.0	118.5	122.2

    Industrial business sales rose 1% when compared to the fourth quarter of 2012. In local currency, the company grew sales 3%, largely from higher volume and product mix.

•
Industrial sales in the Americas declined 1%, with minimal impact from currency. The company grew sales of snack seasonings and other flavors to food manufacturers in this region. However, demand from quick service restaurants continued to be weak this period due in part to lower restaurant traffic.

•
In EMEA, the company grew sales 4% and in local currency the increase was 9%. This increase was largely the result of higher volume and product mix with strong demand from quick service restaurants in this region. McCormick met this demand with products supplied from operations in the U.K., Turkey and South Africa.

•
Sales in the Asia/Pacific region rose 8% this quarter and in local currency the increase was 10%. Higher volume and product mix was the result of improved sales to quick service restaurants in China, which included a number of new items. Growth was also driven by sales in India, where we began to supply strategic industrial customers for the first time in 2013.

Industrial business adjusted operating income rose 57% to $36 million in the fourth quarter of 2013, and adjusted operating income margin was 8.9%. This growth in adjusted operating income was due to higher sales, a favorable business mix and CCI cost savings, offset in part by higher retirement benefit costs and increased material costs. Also, comparing 2013 fourth quarter operating income to the year-ago period, the company recorded $4 million in expense related to a supplier quality issue in the fourth quarter of 2012.
Non-GAAP Financial Measures

The table below includes financial measures of operating income, net income and diluted earnings per share excluding the impact of $25 million of charges related to reorganization activity in EMEA recorded in the fourth quarter. Also excluded is the impact of a $15 million loss on voluntary pension settlement recorded in the fourth quarter that relates to a previously announced lump sum payout program offered to former U.S. employees with deferred vested pension benefits. These are non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. We believe this non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends. Management believes the non-GAAP measures provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent.

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP financial results is provided below.

(in millions except per share data)	Three Months Ended		Twelve Months Ended
	11/30/13	11/30/12	11/30/13	11/30/12
Operating income	$174.1	$200.2	$550.5	$578.3
Impact of special charges and loss on voluntary pension settlement	40.3	—	40.3	—
Adjusted operating income	$214.4	$200.2	$590.8	$578.3
% increase versus prior period	7%		2%

Net income	$129.9	$148.5	$389.0	$407.8
Impact of special charges and loss on voluntary pension settlement	29.2	—	29.2	—
Adjusted net income	$159.1	$148.5	$418.2	$407.8
% increase versus prior period	7%		3%

Earnings per share	$0.98	$1.11	$2.91	$3.04
Impact of special charges and loss on voluntary pension settlement	0.22	—	0.22	—
Adjusted earnings per share	$1.20	$1.11	$3.13	$3.04
% increase versus prior period	8%		3%
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by us, the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, our ability to issue additional debt or equity securities and our expectations regarding purchasing shares of our common stock under the existing authorizations.

These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to our reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; our ability to achieve expected and/or needed cost savings or margin improvements; the successful acquisition and integration of new businesses; issues affecting our supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with our information technology systems, the threat of data breaches and cyber attacks; volatility in our effective tax rate; climate change; infringement of our intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor with $4 billion in annual sales. McCormick manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses - in more than 125 countries and territories. Since Willoughby M. McCormick founded the company selling root beer extract in 1889, McCormick has demonstrated a strong commitment to the communities in which it operates and the planet as a whole. Innovation in flavor and a clear focus on employee engagement and product quality has allowed McCormick to grow its business globally and become the flavor leader it is today. For more information, visit www.mccormickcorporation.com.
#  #  #
For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Fourth Quarter Report		McCormick & Company, Incorporated

Consolidated Income Statement
(In millions except per-share data)
	Three months ended		Twelve months ended
	November 30, 2013	November 30, 2012	November 30, 2013	November 30, 2012
Net sales	$1,170.1	$1,145.8	$4,123.4	$4,014.2
Cost of goods sold	667.9	663.4	2,457.6	2,396.4
Gross profit	502.2	482.4	1,665.8	1,617.8
Gross profit margin	42.9%	42.1%	40.4%	40.3%
Selling, general and administrative expense	287.8	282.2	1,075.0	1,039.5
Special charges	25.0	—	25.0	—
Loss on voluntary pension settlement	15.3	—	15.3	—
Operating income	174.1	200.2	550.5	578.3
Interest expense	11.9	13.9	53.3	54.6
Other income, net	0.5	0.7	2.2	2.4
Income from consolidated operations before income taxes	162.7	187.0	499.4	526.1
Income taxes	39.6	46.1	133.6	139.8
Net income from consolidated operations	123.1	140.9	365.8	386.3
Income from unconsolidated operations	6.8	7.6	23.2	21.5
Net income	$129.9	$148.5	$389.0	$407.8

Earnings per share - basic	$0.99	$1.12	$2.94	$3.07

Earnings per share - diluted	$0.98	$1.11	$2.91	$3.04

Average shares outstanding - basic	131.8	132.5	132.1	132.7
Average shares outstanding - diluted	133.1	134.1	133.6	134.3

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet
(In millions)
	November 30, 2013	November 30, 2012
Assets
Cash and cash equivalents	$63.0	$79.0
Trade accounts receivable, net	495.5	465.9
Inventories	676.9	615.0
Prepaid expenses and other current assets	134.8	125.5
Total current assets	1,370.2	1,285.4
Property, plant and equipment, net	576.6	547.3
Goodwill	1,798.5	1,695.3
Intangible assets, net	333.4	323.5
Investments and other assets	371.0	313.9
Total assets	$4,449.7	$4,165.4

Liabilities
Short-term borrowings and current portion of long-term debt	$214.1	$392.6
Trade accounts payable	387.3	375.8
Other accrued liabilities	461.7	419.2
Total current liabilities	1,063.1	1,187.6
Long-term debt	1,019.0	779.2
Other long-term liabilities	419.9	498.4
Total liabilities	2,502.0	2,465.2
Shareholders’ equity
Common stock	962.4	908.2
Retained earnings	970.4	934.6
Accumulated other comprehensive loss	(0.3)	(159.9)
Non-controlling interests	15.2	17.3
Total shareholders’ equity	1,947.7	1,700.2
Total liabilities and shareholders’ equity	$4,449.7	$4,165.4

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement
(In millions)
	Twelve Months Ended
	November 30, 2013	November 30, 2012
Operating activities
Net income	$389.0	$407.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106.0	102.8
Stock based compensation	18.7	20.2
Special charges	25.0	—
Loss on voluntary pension settlement	15.3	—
Income from unconsolidated operations	(23.2)	(21.5)
Changes in operating assets and liabilities	(70.2)	(69.9)
Dividends from unconsolidated affiliates	4.6	15.6
Net cash provided by operating activities	465.2	455.0

Investing activities
Acquisition of business	(142.3)	—
Capital expenditures	(99.9)	(110.3)
Proceeds from sale of property, plant and equipment	2.5	1.3
Net cash used in investing activities	(239.7)	(109.0)

Financing activities
Short-term borrowings, net	71.9	(76.6)
Long-term debt borrowings	246.2	0.8
Long-term debt repayments	(251.4)	(4.7)
Proceeds from exercised stock options	44.7	53.1
Common stock acquired by purchase	(177.4)	(132.2)
Dividends paid	(179.9)	(164.7)
Net cash used in financing activities	(245.9)	(324.3)

Effect of exchange rate changes on cash and cash equivalents	4.4	3.4
(Decrease) Increase in cash and cash equivalents	(16.0)	25.1
Cash and cash equivalents at beginning of period	79.0	53.9

Cash and cash equivalents at end of period	$63.0	$79.0